Exhibit 21.1

Subsidiaries of FTD Group, Inc. (formerly Mercury Man Holdings Corporation)

(a Delaware corporation)

Percentage Ownership

Direct Subsidiaries

FTD, Inc. (formerly known as IOS Brands Corporation)	100%

Subsidiaries of FTD, Inc.

Florists’ Transworld Delivery, Inc., a Michigan corporation	100%
Value Network Service, Inc., a Delaware corporation	100%
FTD International Corporation, a Delaware corporation	100%

Subsidiaries of Florists’ Transworld Delivery, Inc.

FTD Canada, Inc. (formerly known as Florists’ Transworld Delivery Association of Canada, Ltd.), a Canadian corporation	100%
FTD.COM INC., a Delaware corporation	100%
FTD Holdings, Incorporated, a Delaware corporation	100%
Interflora Inc., a Michigan corporation	33 1/3%

Subsidiaries of FTD International Corporation

Florists’ Transworld Delivery de Mexico, S. de R.L. de C.V., a Mexican limited liability company	100%

Subsidiaries of FTD Holdings, Incorporated

Renaissance Greeting Cards, Inc., a Maine corporation	100%

Subsidiaries of FTD.COM INC.

Flowers USA, Inc. (formerly A.F.E. Inc.), a Connecticut corporation	100%